Exhibit 99.1


                           For Immediate Release
                         For Further Information:
               Brian Arsenault, SVP Corporate Communications
                               207 761-8517




Banknorth to Close on First & Ocean December 31


Portland, Maine, December 30, 2003 - Banknorth Group, Inc. (NYSE: BNK) announced today that it will finalize its acquisition of First & Ocean BanCorp (OTCBB: FIO), tomorrow, December 31, 2003. First & Ocean BanCorp is the parent company of First & Ocean National Bank, a Newburyport, Massachusetts based bank with $274 million in assets. Banknorth has received all required regulatory approvals and First & Ocean shareholders previously voted their approval of the acquisition. Banknorth will pay $49.7 million in cash for the outstanding shares of First & Ocean.

First & Ocean operates primarily in Essex County, Massachusetts to the north of Boston. In Essex County, First & Ocean has branches in Newburyport (2), Amesbury and Salisbury. The bank also operates a branch in nearby Seabrook, New Hampshire.

Under the terms of the transaction, each share of First & Ocean common stock will be exchanged for $176 in cash. Letters of transmittal will be mailed to First & Ocean shareholders in early January, 2004 for surrender of their stock certificates for payment.

Banknorth Group, headquartered in Portland, Maine, is one of the country's 35 largest commercial banking companies with $25.7 billion in assets. The Company's banking subsidiary, Banknorth, N.A., operates banking divisions in Connecticut (Banknorth Connecticut); Maine (Peoples Heritage Bank); Massachusetts (Banknorth Massachusetts); New Hampshire (Bank of New Hampshire); New York (Evergreen Bank); and Vermont (Banknorth Vermont). The Company and Banknorth, N.A. also operate subsidiaries and divisions in insurance, money management, merchant services, mortgage banking, government banking and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. The Company's website is at www.banknorth.com.